Exhibit 23

INDEPENDENT AUDITORS' CONSENT

        We consent to the incorporation by reference in the following registration statements of our reports dated February 5, 2003, which reports refer to a change in the The Allstate Corporation's method of accounting for goodwill and other intangible assets in 2002, appearing in or incorporated by reference in this Annual Report on Form 10-K of The Allstate Corporation for the year ended December 31, 2002.

Registration Statements

Forms S-3 Registration Nos.	Forms S-8 Registration Nos.
333-34583	33-77928
333-39640	33-93760
33-93762
33-99132
33-99136
33-99138
333-04919
333-16129
333-23309
333-30776
333-40283
333-40285
333-40289
333-49022
333-60916
333-73202
333-100405
333-100406

/s/ Deloitte & Touche LLP

Chicago, Illinois
March 28, 2003